                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): February 9, 2006


                       AMERICAN INTERNATIONAL GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)


       Delaware                      1-8787                   13-2592361
   (State or Other           (Commission File Number)       (IRS Employer
   Jurisdiction of                                          Identification No.)
   Incorporation)


                                 70 Pine Street
                            New York, New York 10270
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (212) 770-7000

                   ------------------------------------------
         (Former name or Former Address, if Changed Since Last Report)


      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01.   Entry into a Material Definitive Agreement.

     On February 9, 2006, American International Group, Inc. (AIG) announced that it has reached a resolution of claims and matters under investigation with the United States Department of Justice (DOJ), the Securities and Exchange Commission (SEC), the Office of the New York Attorney General (NYAG) and the New York State Department of Insurance (DOI). The settlements resolve outstanding litigation filed by the SEC, NYAG and DOI against AIG and conclude negotiations with these authorities and the DOJ in connection with the accounting, financial reporting and insurance brokerage practices of AIG and its subsidiaries, as well as claims relating to the underpayment of certain workers compensation premium taxes and other assessments.

     As a result of these settlements, AIG will make payments totaling approximately $1.64 billion. In addition, as part of its settlements, AIG has agreed to retain for a period of three years an Independent Consultant who will conduct a review that will include the adequacy of AIG's internal controls over financial reporting and the remediation plan that AIG has implemented as a result of its own internal review.

     The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the agreements with the DOJ, the SEC, the NYAG and the DOI, copies of which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference. A copy of the press release announcing the settlements is also attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 2 - Financial Information

Item 2.02. Results of Operations and Financial Condition.

     As announced in AIG's Form 10-Q for the quarter ended June 30, 2005, AIG commissioned Milliman, Inc. (Milliman) to provide an independent, comprehensive review of the loss reserves of AIG's principal property-casualty insurance operations, including an independent ground up study of AIG's asbestos and environmental (A&E) exposures. After carefully considering the results of the Milliman review and AIG's own actuarial analyses, AIG will take a fourth quarter 2005 after-tax charge to net income of approximately $1.10 billion, relating to an increase to its net reserve for loss and loss expenses of approximately $1.69 billion, or approximately 3 percent of its total net General Insurance loss and loss expense reserves. This net reserve increase comprises approximately $820 million for non A&E reserves and approximately $870 million for A&E reserves.

     AIG will also take a fourth quarter 2005 after-tax charge of approximately $1.15 billion for the settlements described in Item 1.01 above.

     The press release attached as Exhibit 99.1 to this Current Report on Form 8-K also announces the results of the review and certain details of the loss and loss expense reserve increase and is incorporated herein by reference.

Section 8 - Other Events

Item 8.01.  Other Events.

     This Current Report on Form 8-K and other publicly available documents may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. These projections and statements are not historical facts but instead represent only AIG's belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG's control. These projections and statements may address, among other things, the effect of the settlements on AIG's business, services and product development, the status and potential future outcome of additional regulatory and civil proceedings against AIG and their potential effect on AIG's businesses, financial position, results of operations, cash flows and liquidity, and the effect of the increase in reserves on AIG's financial position, results of operations, cash flows, liquidity and credit ratings. It is possible that AIG's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Please refer to AIG's Quarterly Report on Form 10-Q for the period ended September 30, 2005, AIG's Annual Report on Form 10-K for the year ended December 31, 2004 and AIG's past and future filings with the SEC for a description of the business environment in which AIG operates and the factors that may affect its business. AIG is not under any obligation (and expressly disclaims any such obligation) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

     (d)  Exhibits.

     10.1  Agreement with the DOJ.

     10.2 Final Judgment and Consent with the SEC, including the related SEC Complaint.

     10.3  Settlement Agreement with the NYAG.

     10.4  Stipulation with the DOI.

     99.1  Press Release of American International Group, dated February 9,
           2006.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       AMERICAN INTERNATIONAL GROUP, INC.
                                                 (Registrant)

Date: February 9, 2006                By /s/ KATHLEEN E. SHANNON
                                       ------------------------------------
                                       Name:  Kathleen E. Shannon
                                       Title: Senior Vice President
                                              and Secretary